EXHIBIT 99.1     PRESS RELEASE

ROSLYN BANCORP, INC.

1400 OLD NORTHERN BOULEVARD, ROSLYN, NY  11576-2154  TEL:  (516) 621-6000

                              FOR IMMEDIATE RELEASE

                                            Contact: Michael P. Puorro
                                                     Executive Vice President
                                                     Chief Financial Officer
                                                     (516) 621 - 6000 Ext. 1224

          ROSLYN BANCORP, INC. REPORTS 25.9% INCREASE IN FIRST QUARTER
                          CORE EPS TO $0.34 FROM $0.27

  ACHIEVED RECORD CORE EARNINGS OF $24.8 MILLION - UP 20.4% FROM $20.6 MILLION

        COMPLETED ACQUISITION OF T R FINANCIAL CORP. ON FEBRUARY 16, 1999

     PRODUCED AN EFFICIENCY RATIO OF 33.49% - RANKING AS AN INDUSTRY LEADER

             ORIGINATED $398.7 MILLION OF LOANS IN THE FIRST QUARTER


ROSLYN,  NEW YORK,  APRIL 22, 1999 - Roslyn  Bancorp,  Inc.  (NASDAQ:RSLN),  the

holding company for The Roslyn Savings Bank, today reported record core earnings of $24.8  million,  or $0.34 diluted per share,  for the quarter ended March 31,

1999,  representing increases of 20.4% and 25.9%,  respectively,  from the $20.6 million in net income,  or $0.27 diluted per share,  reported for the comparable prior year period.  The quarters  included,  for the first time,  the  operating results of T R Financial Corp. (TR), the parent of Roosevelt Savings Bank, which was acquired on February 16, 1999 in a pooling-of-interests transaction.

First quarter 1999 core results excluded special charges and non-recurring items and their related tax effects.  These included  merger related costs  associated with the acquisition, net securities gains, a restructuring charge in connection with the previously announced early retirement program for Roslyn employees, and extraordinary  charges  related  to  financial  liability  repositioning.  First quarter  securities  and  financial  liability  transactions  were  conducted in connection  with an  overall  redirection  of the  combined  portfolios,  taking advantage of favorable market  conditions and resulting in increased spreads and reduced exposure to interest rate risk. First quarter 1998 core results excluded net securities gains and related tax effects.


All prior period results have been restated to reflect the  pooling-of-interests accounting treatment applied with respect to the TR acquisition.


Excluding the effect of the  aforementioned  special  charges and  non-recurring items,  the Company's return on average equity and assets for the March 31, 1999 quarter was 12.51% and 1.36%,  compared to 11.11% and 1.23% for the 1998 period.

Based on cash  earnings,  the return on average equity and assets was 13.28% and

1.44% for the quarter ended March 31, 1999. For the corresponding  periods,  the

Company's cash efficiency ratio was 30.84% and 35.68%.


Commenting on the Company's record results,  Joseph L. Mancino,  Chief Executive

Officer of Roslyn  Bancorp,  Inc.  stated,  "Roslyn's  first  quarter  financial performance clearly  demonstrates the strategic benefits of the T R acquisition.

The rapid integration of TR into our existing  franchise has established  Roslyn as an industry  leader in operating  efficiency.  We believe  Roslyn has all the strategic  tools  necessary  to make our  Company  one of the  nation's  premier savings bank franchises."

QUARTERLY CASH EARNINGS - $27.7 MILLION - EXCLUDING SPECIAL CHARGES AND NON-RECURRING ITEMS.

Cash earnings  represent the amount by which tangible equity changes each period due to operating  results.  Cash  earnings  include  reported  earnings plus the non-cash charges for goodwill  amortization and amortization relating to certain employee stock benefit plans. The Company's performance on a cash earnings basis is an important analytical measure for investors or potential  investors,  since tangible equity  generation can be utilized to repurchase  stock,  pay dividends and support greater asset and franchise growth.  For the quarter ended March 31,

1999,  the Company  earned $27.7  million,  or $0.37 diluted per share,  in cash earnings, increasing tangible equity by an additional $1.6 million, or 6.17%.



STRONG FIRST QUARTER LOAN PRODUCTION


For the quarter ended March 31, 1999,  the  Company's  loan  production  reached

$398.7 million,  including $293.9 million of residential originations.  At March

31, 1999 and December 31, 1998, loans net of unearned income remained relatively flat at $3.6 billion and $3.7  billion,  respectively,  reflecting  management's strategy of selling the bulk of its residential  originations into the secondary market in an effort to better  manage its  interest  rate risk and  increase its income from  mortgage  banking  operations.  At March 31, 1999,  the pipeline of residential loan applications was approximately $434 million,  reflecting strong loan activity from Roslyn National Mortgage  Corporation's  expanded origination network on Long Island and its recently opened offices in Virginia and Maryland.



SEVENTH CONSECUTIVE QUARTERLY DIVIDEND INCREASE


Roslyn's  commitment  to providing  investor  value,  and its capacity for solid earnings  growth,  has enabled the Board of Directors to increase the  quarterly dividend for the seventh consecutive quarter.  The Board of Directors,  at their

February 9, 1999  meeting,  declared a  quarterly  dividend of $0.115 per share,

which was paid on March 12, 1999 to shareholders of record on March 2, 1999.

BRANCH OPENINGS


In the fourth quarter of 1998, Roslyn opened  full-service  offices in Oceanside and Smithtown, New York. Already, deposits aggregate in excess of $61 million in these  offices and continue to surpass  expectations.  It is expected that these new offices  will be at break even levels by the end of the third  quarter.  "We will continue our successful de novo strategy with the second quarter opening of a full service  branch in Bayshore,  New York. We anticipate  that this strategy will be an integral part of the Company's on-going growth  initiatives,"  stated

Mr. Mancino.



Additionally,  the mortgage  company has continued to expand its geographic loan origination network by opening a mortgage  origination office in Tennessee.  The mortgage company intends to continue increasing its loan production capabilities and market share by expanding its geographic  reach through both internal growth and possible acquisitions.



INTERNET BANKING STRATEGY


Building  upon  its  early  success  with  Internet  delivery,  the  Company  is collaborating  with  BISYS,  a premier  service  provider  to build an  Internet banking  solution.  Roslyn is  firmly  committed  to  providing  this  essential delivery channel to meet the ever-changing needs of our customers.  The Internet banking  solution,  expected to be  complete  over the next two  quarters,  will provide an array of financial services in a fully interactive virtual bank.



FIRST QUARTER SPECIAL CHARGES AND NON- RECURRING ITEMS


The first quarter of 1999 included  special charges and  non-recurring  items of

$96.8 million, or $83.5 million  after-taxes:  $88.0 million related to Roslyn's first quarter acquisition of T R Financial Corp., $2.2 million in net securities gains relating to balance sheet repositioning, $5.9 million in connection with the previously announced early retirement program, and $5.0 million

relating  to  financial   liability   restructuring.   The  financial  liability

restructuring  resulted from the repayment and  replacement of $345.2 million of reverse  repurchase  agreements and FHLB advances.  These actions  resulted in a

$2.9 million extraordinary after-tax charge to earnings during the first quarter which  will be offset in current  and future  periods  through  lower  borrowing costs.  Furthermore,  to enhance the Company's  liquidity and interest rate risk position,  as of the merger date,  remaining  Held-to-Maturity  securities  were reclassified to the  Available-For-Sale  category.  Including the aforementioned special  charges and  non-recurring  items,  the Company  reported a net loss of

$58.7 million, or $0.79 diluted per share, for the first quarter of 1999.



The following table sets forth the reconciliation from net loss, as reported, to core earnings for the period ended March 31, 1999 (in thousands).

REPORTED NET LOSS FOR PERIOD                                          $ (58,682)

ITEMS EXCLUDED FROM CORE EARNINGS:

      -Merger related charges                          $   87,987

      -Net Securities gains(1)                             (2,185)

      -Enhanced retirement program                          5,903

      -Financial liability restructuring charge$(2)         5,048
                                                         ---------
                                                       $   96,753

Less related tax effect                                   (13,237)       83,516
                                                         ---------      --------

CORE EARNINGS                                                         $  24,834

CORE EARNINGS PER SHARE - BASIC                                       $    0.35

CORE EARNINGS PER SHARE - DILUTED                                     $    0.34


Notes:

1)  Certain U.S. Government Bonds and common stock  held  by the  former TR were sold and replaced with higher yielding agency MBS.

2)  Certain short-to-medium term borrowings totaling $345.2 million were prepaid and  replaced  with other  borrowings  of similar  maturities.  The weighted average cost of the borrowings,  exclusive of prepayment penalties incurred,

    was reduced by approximately 100 basis points.


The nature of the current quarter's merger-related charges is detailed below (in thousands).

               Merger-related charges:

               Transactions costs                         $   16,917

               Severance and other compensation costs         39,927

               T R Financial ESOP termination (1)             24,626

               Other costs to combine operations               6,517
                                                           -------------
                                                          $   87,987


(1) T R Financial Corp. ESOP loan of approximately $ 4.5 million was paid off on

March 30,  1999,  through  the sale of  approximately  244,000  shares of Roslyn common stock.  The  remaining  shares held by the ESOP trustee were released for allocation  to the  former TR  employees.  The  merger  related  charge of $24.6 million represents the allocation of the shares to the former employees of TR at the  average  sale  price  associated  with the sold  shares.  This  transaction represents  a non-cash  charge to equity,  as the shares  were  acquired  by the former TR at its IPO.


REVIEW OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999

NET INTEREST INCOME

Net  interest  income for the quarter  ended  March 31,  1999 was $51.6  million compared to $52.8 million in the  corresponding  prior year quarter,  reflecting accelerated  discount  income in the 1998  quarter on callable  debentures.  The

interest   rate  spread  and  margin  for  the  quarter  was  2.22%  and  2.75%,

respectively.

On a linked  quarter  basis,  the  spread and  margin  increased  11 and 4 basis points,  respectively,  primarily  due  to  the  Company's  financial  liability repositioning  and a decline in  deposit  costs as  certificates  renewed in the current  interest  rate  environment,  coupled with an overall  increase in core accounts.


POSITIVE TREND IN NON-INTEREST INCOME

Non-interest  income,  excluding  securities gains, totaled $5.0 million for the quarter  ended  March 31,  1999,  an  $840,000  increase  over the $4.1  million reported for the prior year's corresponding  quarter. The increase was primarily the result of a $1.4 million increase in income from mortgage banking operations in connection with  management's  decision to increase sales of newly originated loans into the secondary market.



Due to the current low rate environment, the Company expects to continue to sell the majority of its  residential  originations  into the secondary  market in an effort to manage its interest  rate risk and  increase its income from  mortgage banking operations.



OUTSTANDING OPERATING EFFICIENCY

General and administrative  expenses decreased $5.5 million,  or 22.4%, to $18.9 million for the quarter ended March 31, 1999.  The decrease  primarily  reflects cost savings  achieved in  connection  with the TR  acquisition.  As  previously reported  on  March  8,  1999,  Roslyn  announced  that  85% of  its  originally anticipated cost savings had been  effectuated,  and that the Company  increased its original  annual cost savings  projection  by  $600,000,  to $18.3  million,

reflecting  greater than  anticipated  savings  relating to the  elimination  of certain employee benefit plans. Based on TR's normalized  operating expenses for

1998,  this  represents  cost savings of 45%.  Since the merger was completed in mid-February, first
quarter  expenses  included  an  interval of full  operating  expenses  for both institutions.  The upcoming  quarter will reflect a full quarter of efficiencies gained to date.



Partially   offsetting  the  decreases  in  operating  expenses  was  additional commission and other  compensation costs associated with the increased volume of loan  originations  and to a lesser  extent  an  increase  in  office  occupancy expense.  The efficiency ratio for the quarter ended March 31, 1999, was 33.49%,

as compared with 42.82% for the  comparable  1998 quarter.  Roslyn's  efficiency ratio ranks as one of the best in the financial services industry.



STRONG ASSET QUALITY

Credit quality remained strong during the quarter. Non-performing assets totaled

$18.7 million at March 31, 1999,  resulting in a non-performing  assets ratio of

 .50 % and .25% when  compared  to total  loans and  assets  at  quarter-end.  In addition,  the  Company  experienced  net  charge-offs  of $17,000 for the three months ended March 31, 1999. At March 31, 1999,  the allowance for possible loan losses was $40.3 million,  resulting in a non-performing loans coverage ratio of

225.4%.  The Company did not provide a loan loss provision for the quarter ended

March 31, 1999.  Management assesses the level and adequacy of the allowance for possible loan losses based on an  evaluation of known and inherent  risks in the loan  portfolio  and upon  continuing  analysis  of the factors  underlying  the quality of the loan portfolio.


With assets of $7.6 billion,  Roslyn is among the five largest  publicly  traded thrift  institutions in New York. The bank operates 25 full service branches and

14 mortgage  origination  offices of Roslyn  National  Mortgage  Corporation  (a wholly-owned  subsidiary of The Roslyn Savings Bank)  operating in New York, New

Jersey, Connecticut, Delaware, Pennsylvania, Virginia, Maryland and Tennessee.

Roslyn Bancorp,  Inc.'s press releases are available by fax at no charge through

Business Wire's News-On-Demand  service. For an index of Roslyn Bancorp,  Inc.'s press releases or to obtain a specific release,  call (888) 329-4697 or visit us on the worldwide web at: http://www.roslynsavings.com.


STATEMENTS  CONTAINED IN THIS NEWS RELEASE  WHICH ARE NOT  HISTORICAL  FACTS ARE

FORWARD-LOOKING  STATEMENTS,  AS THAT TERM IS DEFINED IN THE PRIVATE  SECURITIES

LITIGATION  REFORM ACT OF 1995. SUCH  FORWARD-LOOKING  STATEMENTS ARE SUBJECT TO

RISKS AND  UNCERTAINTIES  WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER  MATERIALLY

FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS,  WHICH INCLUDE, BUT

ARE NOT LIMITED TO, FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE

SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.


                                      ROSLYN BANCORP, INC.
                                         (NASDAQ:RSLN)
                         (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                            MARCH 31,            DECEMBER 31,
SELECTED FINANCIAL CONDITION DATA                             1999                1998(1)
---------------------------------                        --------------        --------------
   Money market investments........................       $   35,500            $   38,079
   Securities available-for-sale...................        3,783,085             2,591,195
   Securities held-to-maturity.....................                -             1,277,231
   Loans, net of unearned income (2)...............        3,629,033             3,705,674
   Allowance for possible loan losses..............           40,272                40,207
   Total loans, net (2)............................        3,588,761             3,665,467
   Intangible assets...............................            2,331                 2,449
   Total assets....................................        7,628,266             7,799,719
   Deposits........................................        4,226,465             4,218,982
   Borrowed funds..................................        2,372,960             2,527,847
   Total stockholders' equity......................          797,944               853,366
   Book value per share............................            10.37                 11.16


  ASSET QUALITY RATIOS AND DATA:
  ------------------------------
   Non-performing assets as a percent of total
     assets........................................             0.25   %              0.25   %
   Non-performing loans as a percent of loans......             0.50   %              0.51   %
   Allowance for possible loan losses as a percent
     of loans......................................             1.13   %              1.11   %
   Allowance for possible loan losses as
     a percent of total non-performing loans.......           225.35   %            215.55   %
   Total non-performing loans......................       $   17,871            $   18,653
   Real estate owned, net..........................              873                 1,176

(1)  Restated to include T R Financial Corp.
(2)  Includes loans held-for-sale.


                                   ROSLYN BANCORP, INC.
                                      (NASDAQ:RSLN)
                     (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                          FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                          ----------------------
SELECTED OPERATING DATA                                      1999        1998(1)
-----------------------                                   ----------    --------
  Interest income.............................         $  129,681     $ 134,557
  Interest expense............................             78,091        81,716
                                                          ----------    --------
  Net interest income before provision for
   possible loan losses.......................             51,590        52,841
  Provision for possible loan losses..........                  -           550
                                                          ----------    --------
  Net interest income after provision for
   possible loan losses.......................             51,590        52,291
                                                          ----------    --------
Non-interest income:
--------------------
  Fees and service charges....................              1,350         1,751
  Mortgage banking operations.................              3,217         1,835
  Net gains on securities.....................              2,185         4,269
  Real estate operations, net.................                290           244
  Other non-interest income...................                118           305
                                                          ----------    --------
      Total non-interest income...............              7,160         8,404
                                                          ----------    --------
Non-interest expense:
---------------------
  General and administrative expenses.........             18,851        24,306
  Amortization of excess of cost over fair
    value of net assets acquired..............                118           117
  Merger related costs........................             87,987             -
  Restructuring charge........................              5,903             -
                                                          ----------    --------
    Total non-interest expense................            112,859        24,423
                                                          ----------    --------

  (Loss) income before income tax expense and
      extraordinary item......................            (54,109)       36,272
  Provision for income taxes..................              1,657        13,213
                                                          ----------    --------
  (Loss) income before extraordinary item.....            (55,766)       23,059
   Extraordinary item, net of tax (2).........             (2,916)            -
                                                          ----------    --------
  Net (loss) income...........................         $  (58,682)    $  23,059
                                                          ==========    ========

  Basic (loss) earnings per share.............         $    (0.82)    $    0.31
  Diluted (loss) earnings per share...........         $    (0.79)    $    0.31

  Basic core earnings per share...............         $     0.35     $    0.28
  Diluted core earnings per share.............         $     0.34     $    0.27

(1) Restated to include T R Financial Corp.
(2) Prepayment penalties on debt extinguishment.


                                   ROSLYN BANCORP, INC.
                                       (NASDAQ:RSLN)
                     (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                            FOR THE THREE MONTHS
                                                              ENDED MARCH 31,
                                                           ---------------------
 SELECTED FINANCIAL RATIOS EXCLUDING NON-RECURRING            1999      1998(1)
  CHARGES                                                  --------    ---------
   Return on average assets.........................          1.36  %     1.23  %
   Return on average stockholders' equity (2).......         12.51  %    11.11  %
   Net interest rate spread ........................          2.22  %     2.27  %
   Net interest margin .............................          2.75  %     2.89  %
   Operating expenses to average assets.............          0.98  %     1.29  %
   Net interest income to operating expenses........        273.67  %   217.40  %
   Efficiency Ratio ................................         33.49  %    42.82  %


(1) Restated to include T R Financial Corp.
(2) Excludes the effect of the SFAS No. 115 adjustment.



                              ROSLYN BANCORP, INC.
                                  (NASDAQ:RSLN)
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           ----------------------

ACTUAL CONTRIBUTIONS TO STOCKHOLDERS' EQUITY AND
RESULTANT CASH EARNINGS DATA EXCLUDING
NON-RECURRING CHARGES:                                        1999       1998 (1)
                                                           ---------    ---------
Return on average assets.........................              1.44  %      1.45   %
Return on average stockholders' equity (2).......             13.28  %     13.12   %
Operating expenses to average assets.............              0.90  %      1.08   %
Net interest income to operating expenses........            297.21  %    260.89   %
Efficiency ratio.................................             30.84  %     35.68   %
Basic earnings per share.........................           $  0.39  $      0.37
Diluted earnings per share.......................           $  0.37  $      0.36


(1)  Restated to include T R Financial Corp.
(2)  Excludes the effect of the SFAS No. 115 adjustment.